Exhibit 99.1

Acacia Research Reports Second Quarter 2021 Financial Results

New York, NY, August 16, 2021 - Acacia Research Corporation (Nasdaq: ACTG) today reported results for the three- and six-month periods ended June 30, 2021.

Clifford Press, Chief Executive Officer, stated, “Our book value continued to grow in the second quarter of 2021, owing to appreciation in our life science portfolio. Our IP investments over the last year and a half have also begun to deliver growing returns and represent a balanced portfolio across a number of technologies. Acacia remains strategically focused on an opportune part of the capital markets, at the intersection between the private and public market valuations. As a corporate acquirer, we believe that we are an attractive partner to counterparties such as private equity and large enterprises. We have the ability to deploy permanent capital to navigate complex, multi-factor transactions. Our capital base, consisting of cash, public and private investments, and additional available capital pursuant to our partnership with Starboard Value LP, is now $770 million and we continue to evaluate and pursue potential acquisitions of operating businesses.”

Acacia continued to recognize gains during the second quarter in the value of the life sciences portfolio acquired in June 2020, driving $25.8 million in realized and unrealized gains in the quarter. To date, based on the current value of the portfolio, Acacia has recovered $212 million of the purchase price of $282 million. As of June 30, 2021, Acacia holds the following positions in its life sciences portfolio:

Public Company Securities (at market value at June 30, 2021)

Company	Ticker	Number of Shares	Value	Change since 3/31
Arix Bioscience plc	LSE: ARIX	25.8 mm	$62.5 mm	$(5.3) mm
Induction Healthcare Group plc	AIM: INHC	4.2 mm	$4.2 mm	$(2.0) mm

Total Public Holdings			$66.7 mm	$(7.2) mm

Private Company Securities (at June 30, 2021)

Company	Ownership Percentage	GAAP Value
Oxford Nanopore Technologies [1]	6%	$170.2 mm
Immunocore [2]	4%	$54.7 mm

Next three positions: [3]
Viamet Pharmaceuticals AMO Pharma NovaBiotics	26% 24% 4%	$25.4 mm

Total Private Holdings		$250.3 mm

1 Value of Oxford Nanopore Technologies securities based on the value attributed to these securities in third party transactions.

2 Acacia's class of Immunocore shares do not trade publicly; value based on equivalent ADS price.

3 Value based on cost.

Amounts may not add up due to rounding

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Second Quarter 2021 Financial Summary:

•	Cash, cash equivalents and equity investments at fair value totaled $320.6 million at June 30, 2021, compared to $274.6 million at December 31, 2020.
•	Equity securities without readily determinable fair value totaled $176.0 million at June 30, 2021; compared to $143.3 million at December 31, 2020.
•	Investment securities representing equity method investments totaled $31.8 million (before $11.9 million in noncontrolling interests), compared to $30.7 million (before $11.0 million in noncontrolling interests) at December 31, 2020.
•	Debt, which represents the Senior Secured Notes issued to Starboard Value LP, was $145.5 million at June 30, 2021.
•	Book value totaled $147.1 million or $3.02 per share as of June 30, 2021, compared to $292.5 million or $5.94 at December 31, 2020. Acacia’s current book value reflects the impact of the increase in the Company’s share price on its warrant and embedded derivative liabilities. Assuming full exercise of all issued derivatives, Acacia’s pro forma book value would rise to $942.8 million or $5.77 per share, up from $882.5 million or $5.39 per share as of December 31, 2020.[1]
•	Gross revenues were $17.4 million, up from $2.1 million in the second quarter of last year.
•	General and administrative expenses were $6.5 million, compared with $5.5 million last year due to increased business development and personnel expenses, as we build out our capability to identify, evaluate and execute acquisitions.
•	Operating income was $1.6 million, compared to a loss of $6.7 million last year.
•	GAAP net income to common stockholders was $18.8 million, or $0.23 per diluted share, compared to net income of $4.2 million, or $0.09 per diluted share, last year.

Book Value and Changes to Derivative Valuations

As of June 30, 2021, book value was $147.1 million and there were 48.7 million shares of common stock outstanding in the second quarter of 2021, for a book value per share of $3.02, up from $2.64 at March 31, 2021, and down from $5.94 at December 31, 2020. The decline since December 31, 2020 is due to the impact of the increase in non-cash liabilities associated with the warrants and preferred stock held by Starboard Value LP. This was driven by the increase in Acacia’s share price from $3.94 at December 31, 2020 to $6.76 at June 30, 2021. Total liabilities for these warrants and preferred stock stood at $290.2 million at June 30, 2021. All of these derivative liabilities would be eliminated upon exercise or expiration of all such warrants and preferred stock.

Book value at June 30, 2021 reflects the impact of the following:

•	$145 million of Notes issued to Starboard Value LP, $115 million of which may be used to exercise Series B warrants at $3.65 per share;
•	$35 million in face value of Series A preferred stock issued to Starboard Value LP; and
•	$290.2 million of warrants and embedded derivative liabilities associated with all preferred stock and warrants held by Starboard Value LP, to be eliminated upon exercise or expiration of all such warrants and preferred stock.

[1] Under generally accepted accounting principles, or GAAP, book value reflects the impact of the liabilities associated with potential issuance of shares related to the Company’s warrants and convertible preferred stock. As the value of those liabilities varies with fluctuations in our share price, we believe a presentation of book value assuming full exercise of all warrants and preferred presents a useful measure of book value for investors. This non-GAAP measure does have its limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results under GAAP.

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Assuming Starboard Value LP converted all preferred stock and exercised all warrants:

•	$115 million of liabilities attributable to the Notes would be eliminated, and 31.5 million shares of common stock would be issued;
•	$35 million in face value of preferred stock would be eliminated, and 9.6 million shares of common stock would be issued;
•	$290.2 million embedded derivative and liabilities attributed to the warrants would be eliminated; and
•	$378 million of cash would be added upon exercise of the remaining Series B warrants and Series A warrants, and 73.5 million shares of common stock would be issued

The impact of this would be an incremental $795.7 million in book value, and an incremental 114.6 million shares outstanding. Assuming such conversion and exercise, pro forma book value would be $942.8 million, and diluted shares outstanding would be 163.3 million, for book value per share of $5.77, up from $5.62 at March 31, 2021 and from $5.39 at December 31, 2020.

Investor Conference Call:

The Company will host a conference call today, August 16, 2021 at 11 a.m. ET/ 8 a.m. PT.

To access the live call, please dial (844) 602-0380 (U.S. and Canada) or (862) 298-0970 (international). The conference call will also be simultaneously webcasted on the investor relations section of the Company’s website at http://acaciaresearch.com under Events & Presentations. Following the conclusion of the live call, a replay of the webcast will be available on the Company's website for at least 30 days.

About Acacia Research Corporation

Acacia Research (NASDAQ: ACTG) seeks to acquire undervalued businesses and pursues opportunities for value creation. We leverage our (i) access to flexible capital that can be deployed unconditionally, (ii) expertise in corporate governance and operational restructuring, (iii) willingness to invest in out of favor industries and businesses that suffer from a complexity discount and untangle complex, multi-factor situations, and (iv) expertise and relationships in certain sectors, to complete strategic acquisitions of businesses, divisions, and/or assets with a focus on mature technology, healthcare, industrial and certain financial segments. We seek to identify opportunities where we believe we are advantaged buyers, where we can avoid structured sale processes and create the opportunity to purchase businesses, divisions and/or assets of companies at an attractive price due to our unique capabilities, relationships, or expertise, or where we believe the target would be worth more to us than to other buyers. Information about Acacia Research Corporation and its subsidiaries is available at www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the ability to successfully implement our strategic plan, the ability to successfully identify and complete strategic acquisitions of businesses, divisions, and/or assets, the ability to successfully develop licensing programs and attract new business, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments addressing licensing and enforcement of patents and/or intellectual property in general, general economic conditions, including the impact of the COVID-19 pandemic and the success of our investments. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and any amendments to the foregoing, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

The results achieved in the most recent quarter are not necessarily indicative of the results to be achieved by us in any subsequent quarters, as it is currently anticipated that Acacia Research Corporation’s financial results will vary, and may vary significantly, from quarter to quarter. This variance is expected to result from a number of factors, including risk factors affecting our results of operations and financial condition referenced above, and the particular structure of our licensing transactions, which may impact the amount of inventor royalties and contingent legal fees expenses we incur from period to period.

Investor Contact:

Rob Fink

FNK IR

646-809-4048

rob@fnkir.com

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ACACIA RESEARCH CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	June 30,	December 31,
	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$185,710	$165,546
Restricted cash	930	–
Equity securities at fair value	134,938	109,103
Equity securities without readily determinable fair value	176,010	143,257
Investment securities - equity method investments	31,839	30,673
Investment at fair value	–	2,752
Accounts receivable	12,750	506
Prepaid expenses and other current assets	2,283	5,832
Total current assets	544,460	457,669

Long-term restricted cash	35,422	35,000
Patents, net of accumulated amortization	42,438	16,912
Leased right-of-use assets	759	951
Other non-current assets	4,653	4,988
Total assets	$627,732	$515,520

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,625	$1,019
Accrued expenses and other current liabilities	4,817	3,707
Accrued compensation	2,382	2,265
Royalties and contingent legal fees payable	6,089	2,162
Accrued patent investment costs	10,000	–
Senior Secured Notes Payable - short-term	145,477	115,663
Total current liabilities	171,390	124,816

Series A warrant liabilities	18,464	6,640
Series A embedded derivative liabilities	41,191	26,728
Series B warrant liabilities	230,539	52,341
Long-term lease liabilities	759	951
Other long-term liabilities	5,591	591
Total liabilities	467,934	212,067

Commitments and contingencies

Series A redeemable convertible preferred stock, par value $0.001 per share; stated value $100 per share; 350,000 shares authorized, issued and outstanding as of June 30, 2021 and December 31, 2020, respectively; aggregate liquidation preference of $35,000 as of June 30, 2021 and December 31, 2020, respectively	12,695	10,924

Stockholders' equity:
Common stock, par value $0.001 per share; 300,000,000 shares authorized; 49,616,602 and 49,279,453 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	50	49
Treasury stock, at cost, 4,604,365 shares as of June 30, 2021 and December 31, 2020	(43,270)	(43,270)
Additional paid-in capital	650,194	651,416
Accumulated deficit	(471,819)	(326,708)
Total Acacia Research Corporation stockholders' equity	135,155	281,487

Noncontrolling interests	11,948	11,042

Total stockholders' equity	147,103	292,529

Total liabilities, redeemable convertible preferred stock, and stockholders' equity	$627,732	$515,520

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ACACIA RESEARCH CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Revenues	$17,400	$2,118	$23,203	$5,933

Patent portfolio operations:
Inventor royalties	448	645	543	1,071
Contingent legal fees	4,356	12	5,450	246
Litigation and licensing expenses - patents	1,837	1,459	4,099	2,496
Amortization of patents	2,612	1,305	4,474	2,348
Other patent portfolio income	–	(74)	–	(308)
Patent portfolio expenses	9,253	3,347	14,566	5,853
Net patent portfolio income (loss)	8,147	(1,229)	8,637	80
General and administrative expenses	6,503	5,519	12,669	10,397
Operating income (loss)	1,644	(6,748)	(4,032)	(10,317)

Other income (expense):
Change in fair value of investment, net	–	2,677	–	6,785
Gain (loss) on sale of investment	–	554	839	(2,762)
Change in fair value of the Series A and B warrants and embedded derivatives	(5,576)	(62,902)	(204,485)	(67,284)
Change in fair value of equity securities	11,158	85,078	49,007	78,961
Gain (loss) on sale of equity securities	14,617	(7,121)	15,436	(7,009)
Earnings on equity investment in joint venture	7	–	2,737	–
Loss on foreign currency exchange	(152)	(4,890)	(176)	(4,890)
Interest expense on Senior Secured Notes	(1,760)	(768)	(3,070)	(768)
Interest income and other	85	266	59	801
Total other income (expense)	18,379	12,894	(139,653)	3,834

Income (loss) before income taxes	20,023	6,146	(143,685)	(6,483)

Income tax (expense) benefit	(510)	2	(520)	1,340

Net income (loss) including noncontrolling interests in subsidiaries	19,513	6,148	(144,205)	(5,143)

Net income attributable to noncontrolling interests in subsidiaries	(6)	–	(906)	–

Net income (loss) attributable to Acacia Research Corporation	$19,507	$6,148	$(145,111)	$(5,143)

Net income (loss) attributable to common stockholders - basic	$15,108	$4,201	$(147,405)	$(7,105)
Basic net income (loss) per common share	$0.31	$0.09	$(3.03)	$(0.14)
Weighted average number of shares outstanding - basic	48,729,020	48,457,620	48,662,897	49,166,508

Net income (loss) attributable to common stockholders - diluted	$18,792	$4,201	$(147,405)	$(7,105)
Diluted net income (loss) per common share	$0.23	$0.09	$(3.03)	$(0.14)
Weighted average number of shares outstanding - diluted	83,086,980	49,033,824	48,662,897	49,166,508

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